The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 14, 2002.

Prospectus Supplement to Prospectus dated April 16, 2002.

Filed pursuant to Rule 424(B)(5)
Registration no. 333-85060
$

MBIA Inc.

% Senior Notes due 2022

We will pay interest on the notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2002. The notes will bear interest at the rate of     % per year and will mature on August 15, 2022.

The notes are redeemable at our option on or at any time after August 15, 2006, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest to the redemption date. We will also redeem the notes, subject to some limitations, at the option of the representative of any deceased beneficial owner of the notes.

The notes will be our direct, unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness. We will issue the notes only in denominations of $1,000 and integral multiples of $1,000.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to MBIA Inc.	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August     , 2002 and must be paid by the purchaser if the notes are delivered after August     , 2002.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on August     , 2002.

Goldman, Sachs & Co.

Edward D. Jones & Co., L.P.	Merrill Lynch & Co.

Banc of America Securities LLC

ABN AMRO Incorporated	Banc One Capital Markets, Inc.	Barclays Capital
Bear, Stearns & Co. Inc.	BNY Capital Markets, Inc.	Fleet Securities, Inc.
JPMorgan	Wells Fargo Brokerage Services, LLC

Prospectus Supplement dated August     , 2002.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “MBIA,” “we,” “us” and “our” or similar terms are to MBIA Inc. and its subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and the like. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include:

•	fluctuations in the economic, credit or interest rate environment in the United States and abroad;

•	level of activity within the national and international credit markets;

•	competitive conditions and pricing levels;

•	legislative and regulatory developments;

•	technical developments;

•	changes in tax laws;

•	the effects of mergers, acquisitions and divestitures; and

•	uncertainties that have not been identified at this time.

In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus supplement and the accompanying prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY OF THE OFFERING

Issuer	MBIA Inc.

Securities Offered	$ aggregate principal amount of % quarterly senior notes due 2022.

Maturity	August 15, 2022, unless redeemed or otherwise repaid prior to that date.

Interest Payment Dates	Quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2002. The notes will bear interest at the rate of % per year.

Record Dates
We will make regularly scheduled payments of interest on the notes to the holders of record of the notes on the fifteenth calendar day immediately preceding each interest payment date. We will make interest payments on the notes upon redemption or at maturity to the holders of notes entitled to the payment of principal on the notes at redemption or at maturity.

Redemption
We may redeem the notes at our option on or at any time after August 15, 2006, in whole or in part, at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to the redemption date. The notes do not have the benefit of a sinking fund.

We also will redeem notes at the option of the representative of any deceased beneficial owner of notes at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to the redemption date. The maximum principal amount of notes that we will redeem in this manner during the period from the original issue date of the notes through August 15, 2003, and during each twelve month period after August 15, 2003, will be $25,000 per deceased beneficial owner and an aggregate of $                   for all deceased beneficial owners.

Ranking
The notes will be our direct, unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes are not insured by MBIA or any other insurer.

Use of Proceeds
We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include repurchasing or redeeming our outstanding securities and/or capital contributions to MBIA Corp. for use in its businesses.

MBIA INC.

We are engaged in providing financial guarantee insurance and investment management and financial services to public finance clients and financial institutions on a global basis. Financial guarantee insurance provides an unconditional and irrevocable guarantee of the payment of the principal of, and interest or other amounts owing on, insured obligations when due. We conduct our financial guarantee business through our wholly-owned subsidiary, MBIA Insurance Corporation, which we also refer to as “MBIA Corp.” MBIA Corp. is the successor to the business of the Municipal Bond Insurance Association, which began writing financial guarantees for municipal bonds in 1974. MBIA Corp. is the parent of MBIA Insurance Corp. of Illinois, also referred to as “MBIA Illinois,” and Capital Markets Insurance Corporation, which we also refer to as “CapMAC,” both financial guarantee companies that we acquired. MBIA Corp. also owns MBIA Assurance S.A., a French insurance company, which writes financial guarantee insurance in the countries of the European Community. Generally, throughout the text, references to MBIA Corp. include the activities of its subsidiaries, MBIA Illinois, MBIA Assurance S.A. and CapMAC.

MBIA Corp. has a Triple-A claims-paying rating from Standard and Poor’s Ratings Services, which it received in 1974; from Moody’s Investors Service, Inc., which it received in 1984; from Fitch Ratings which it received in 1995; and from Rating and Investment Information, Inc., which it received in 1999. Obligations which are guaranteed by MBIA Corp. are rated Triple-A primarily based on these claims-paying ratings of MBIA Corp. Both Standard and Poor’s and Moody’s have also continued the Triple-A rating on guaranteed bond issues of MBIA Illinois and CapMAC. The Triple-A ratings are important to the operation of our business and any reduction in these ratings could have a material adverse effect on MBIA Corp.’s ability to compete and could have a material adverse effect on our business, operations and financial results.

MBIA Corp. primarily insures obligations which are sold in the new issue and secondary markets, or which are held in unit investment trusts and by mutual funds. It also provides financial guarantees for debt service reserve funds. As a result of triple-A ratings assigned to insured obligations, the principal economic value of financial guarantee insurance to the entity issuing the obligations is the savings in interest costs between an insured obligation and the same obligation on an uninsured basis. In addition, for complex financings and for obligations of issuers that are not well-known by investors, insured obligations receive greater market acceptance than uninsured obligations.

MBIA Corp. issues financial guarantees for municipal bonds, asset-backed and mortgage-backed securities, investor-owned utilities bonds, bonds issued by highly rated, sovereign and sub-sovereign entities and collateralized obligations of corporations and financial institutions, both in the new issue and secondary markets. The municipal obligations that MBIA Corp. insures include tax-exempt and taxable indebtedness of states, counties, cities, utility districts and other political subdivisions, as well as airports, higher education and health care facilities and similar authorities. The asset-backed or structured finance obligations insured by MBIA Corp. typically consist of securities that are payable from or which are tied to the performance of a specific pool of assets that have a defined cash flow. These include residential and commercial mortgages, a variety of consumer loans, corporate loans and bonds and equipment and real property leases.

We also provide investment management products and financial services through a group of subsidiary companies. These services include cash management, the issuance of municipal investment agreements, discretionary asset management, purchase and administrative services, and municipal revenue enhancement services. MBIA Municipal Investors Service Corporation, which we also refer to as “MBIA-MISC,” provides cash management services and investment placement services to local governments and school districts, and other institutional clients, providing those clients with fund administration services. MBIA Investment Management Corp., which we also refer to as “IMC,”

offers guaranteed investment agreements primarily for bond proceeds to states and municipalities. MBIA Capital Management Corp. performs investment management services for our and MBIA Corp.’s portfolios, for MBIA-MISC, IMC and selected external clients. In 1998, we acquired 1838 Investment Advisors, LLC, which we also refer to as “1838,” an investment advisor to equity mutual funds and third party clients.

MBIA MuniServices Company provides revenue enhancement services and products, including discovery, audit, collections/recovery, enforcement and information services, to state and local governments. We continue to own a majority interest in Capital Asset Holdings GP and some of its affiliated entities, which we collectively refer to as “Capital Asset.” Capital Asset was in the business of acquiring and servicing tax liens. We became a majority owner of Capital Asset in December, 1999 when we acquired the interest of Capital Asset’s founder. In 1999, we announced that we were exiting the tax lien business. Capital Asset’s primary activity today is servicing the three securitizations of tax liens that are insured by MBIA Corp.

Our principal executive offices are located at 113 King Street, Armonk, New York 10504. The telephone number is (914) 273-4545.

USE OF PROCEEDS

The proceeds to us from the sale of the notes, net of underwriting discounts and expenses, are estimated to be approximately $            . We expect to use the proceeds from the sale of notes for general corporate purposes, which may include repurchasing or redeeming our outstanding securities and/or capital contributions to MBIA Corp. for use in its businesses. We may issue up to an additional $200 million of debt securities in the near future and we currently intend to use the proceeds from any such issuance for the same purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent consolidated earnings before income taxes and fixed charges. Fixed charges consist of interest and that portion of rental expense deemed representative of the interest factor for such rental expense and amortization of debt discount and expense. We had no capitalized interest for the periods presented.

	Year ended December 31,					Six months ended June 30,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges(1):	14.1	13.1	7.9	14.0	14.8	13.2	16.8

(1)
Fixed charges do not include the amount of fixed charges associated with obligations insured by MBIA Corp. All data is adjusted to reflect the mergers with CapMAC Holdings, Inc., effective February 17, 1998 and 1838, effective July 31, 1998, which were accounted for as poolings of interest.

CAPITALIZATION

The following table sets forth the total capitalization of MBIA at June 30, 2002, and the capitalization as adjusted to give effect to the proceeds, before underwriting discounts and expenses, of the proposed issuance and sale of $                         aggregate principal amount of notes.

	June 30, 2002
	Actual	As Adjusted(1)
	(unaudited) (dollars in thousands)
Long-term debt	$816,185	$
Shareholders’ equity:
Preferred Stock, par value $1.00 per share; authorized shares— 10,000,000; issued and outstanding shares—none	—
Common Stock, par value $1.00 per share; authorized shares—400,000,000; issued shares—152,516,975	152,517
Additional paid-in capital	1,219,993
Retained earnings	3,663,236
Accumulated other comprehensive income, net of deferred income tax provision of $154,450	268,883
Unallocated ESOP shares	(1,138)
Unearned compensation—restricted stock	(15,542)
Treasury stock— 5,271,250	(208,507)

Total shareholders’ equity	5,079,442

Total capitalization	5,895,627

(1)	We may issue up to an additional $200 million of debt securities in the near future and this table does not reflect the receipt of proceeds from any such issuance.

SELECTED FINANCIAL AND OPERATING DATA

The information set forth below for the years ended December 31 is derived from and should be read in conjunction with the audited restated Consolidated Financial Statements and notes thereto of MBIA, which are incorporated herein by reference. All other income statement and balance sheet data presented are derived from unaudited Consolidated Financial Statements of MBIA and in the opinion of the management of MBIA include all adjustments, consisting of normal and recurring adjustments, which are necessary to present fairly the results of operations and financial position of MBIA for each period presented. Financial results for the six months ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year or for any interim period. All data adjusted to reflect the mergers with CapMAC Holdings, Inc., effective February 17, 1998, and 1838, effective July 31, 1998, which were accounted for as poolings of interest.

	Years Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
				(unaudited)
	(dollars in millions)
Income Statement Data:
Insurance:
Gross premiums written	$624.9	$687.4	$865.2	$391.5	$392.6
Premiums earned (net of ceded premiums)	442.8	446.4	523.9	248.4	276.8
Net investment income	359.5	394.0	412.8	204.1	214.6
Total insurance expenses	315.2	170.3	179.6	89.8	91.4
Insurance income	514.5	698.3	796.3	383.5	419.4
Investment management services income	40.7	56.3	63.0	31.4	27.2
Income before income taxes	387.9	714.9	791.0	369.1	414.9
Cumulative effect of accounting change	—	—	(13.1)	(13.1)	(7.7)
Net income	320.5	528.6	570.1	259.1	297.8

	At December 31,		At June 30,
	2000	2001	2001	2002
			(unaudited)
	(dollars in millions)
Balance Sheet Data:
Total investments	$12,232.9	$14,516.2	$13,159.6	$15,216.5
Total assets	13,894.3	16,199.7	14,752.9	16,870.2
Deferred premium revenue	2,397.6	2,565.1	2,453.5	2,602.0
Loss and loss adjustment expense reserves	499.3	518.4	508.7	530.8
Long-term debt	795.1	805.1	795.3	816.2
Shareholders’ equity	4,223.4	4,782.6	4,461.8	5,079.4

DESCRIPTION OF THE NOTES

General

The following description of the terms of the notes summarizes certain general terms that will apply to the notes. The notes will be issued under a Senior Indenture between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee, dated as of August 1, 1990, as supplemented from time to time (the “Senior Indenture”). This description is not complete, and we refer you to the accompanying prospectus and the Senior Indenture for additional information regarding the Senior Indenture and the debt securities that may be issued under it.

The notes will be issued in an aggregate principal amount of $                        , and each note will mature on August 15, 2022, unless redeemed or otherwise repaid prior to that date. We will issue the notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We may from time to time, without the consent of existing holders of notes, create and issue additional notes having the same terms and conditions as the notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

As used in this prospectus supplement, business day means, with respect to any debt security, any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized by law or regulation to close in The City of New York.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank equal in priority of payment with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At June 30, 2002, we had outstanding approximately $837.6 million of unsecured and unsubordinated indebtedness and no secured indebtedness. Our Senior Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it or otherwise.

Interest

The notes will bear interest at a rate of         % per annum. Interest will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2002 (each an “interest payment date”). If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest accrued on the notes will be payable at maturity or earlier redemption to the persons entitled to payment of principal as a result of maturity or redemption, as the case may be. Interest (other than interest paid at maturity or earlier redemption) will be paid to the person in whose name each debt security is registered at the close of business on the fifteenth calendar day preceding each interest payment date. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from August     , 2002 or from the most recent interest payment date to which interest has been paid or duly provided for.

Optional Redemption

We will have the right to redeem the notes, in whole or in part, on or at any time after August 15, 2006, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date. We will provide not less than 30 nor more than 45 days’ notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Redemption Upon Death of a Beneficial Owner

Unless the notes have been declared due and payable prior to their maturity by reason of an event of default under the Senior Indenture, as more fully described in the accompanying prospectus under “Description of Debt Securities—Events of Default”, or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of notes (that is, one who has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds from the note, as well as the interest and principal payable to the holder of the note) has the right to request redemption prior to stated maturity of all or part of his or her interest in such notes, and we will be obligated to redeem such notes. However, during the period from the original issue date of the notes through and including August 15, 2003 (which we refer to as the “initial period”), and during any twelve month period that ends on and includes each subsequent August 15 (each of which we refer to as a “subsequent period”), we will not be obligated to redeem:

•	on behalf of a deceased beneficial owner, any interest in the notes that exceeds $25,000 in principal amount, or

•	interests in the notes exceeding $ in aggregate principal amount for all representatives requesting redemption upon the death of beneficial owners.

We may, at our option, redeem interests of any deceased beneficial owner in the notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption by us, to the extent it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the $                         aggregate limitation for the notes for the initial period or the applicable subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem interests of deceased beneficial owners in the notes in the initial period or any subsequent period in an aggregate principal amount exceeding the $                       aggregate limitation. Any such redemption by us, to the extent it exceeds the $                         aggregate limitation, will not reduce the aggregate limitation for any subsequent period. If we decide to redeem notes in excess of the $25,000 limitation or the $                     aggregate limitation, we will redeem such notes in the order of receipt of redemption requests by the trustee.

A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The representative must deliver its request to the participant (which is the term used to describe an institution that has an account with the depository for the notes, as described below under “Book-Entry System”) through which the deceased beneficial owner owned such interest, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to the redemption as the participant requires. The request must specify the principal amount of the interest in the notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements of the depositary, the participant will then deliver to the depositary, which in this case initially will be The Depository Trust Company, a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. On receipt of a redemption request, it is the customary procedure of the depositary to forward the request to the trustee. The trustee is required to maintain records with respect to redemption requests received by it, including the date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $                     aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the $                     aggregate limitation. We, the depositary and the trustee:

•	may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct; and

•	will have no responsibility:

•
for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased; and

•	for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

Subject to the $25,000 limitation and the $                     aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of such beneficial owner in the notes within 60 days following our receipt of a redemption request from the trustee. If redemption requests exceed the aggregate limitation on notes required to be redeemed during the initial period or during any subsequent period, then excess redemption requests will be applied, in the order received by the trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests. We may, at any time, notify the trustee that we will redeem, on a date not less than 30 nor more than 45 days after the date of such notice, all or any lesser amount of notes for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the $                     aggregate limitation. Such notes will be redeemed in the order of receipt of redemption requests by the trustee.

We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the notes we redeem pursuant to a redemption request of a representative of a deceased beneficial owner. Subject to arrangements with the depositary, payment for interests in the notes to be redeemed will be made to the depositary in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depositary that are to be fulfilled in connection with such payment upon presentation of the notes to the trustee for redemption. The principal amount of any notes acquired or redeemed by us other than by redemption at the request of any representative of a deceased beneficial owner under the procedures described in this section of the prospectus supplement will not be included in the computation of either the $25,000 limitation or the $                     aggregate limitation for the initial period or for any subsequent period.

An interest in a note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person’s lifetime.

In the case of a redemption request that is presented on behalf of a deceased beneficial owner and that has not been fulfilled at the time we give notice of our election to redeem the notes in part, the notes that are the subject of such pending redemption request will be redeemed prior to any other notes.

Any redemption request may be withdrawn by the person(s) presenting such request upon delivery of a written request for withdrawal given by the participant on behalf of such person(s) to the depositary and by the depositary to the trustee not less than 30 days prior to the redemption payment.

During any time in which the notes are not represented by a global security and are issued in definitive form:

•	all references in this section of the prospectus supplement to participants and the depositary, including the depositary’s governing rules, regulations and procedures, will not be applicable;

•
all determinations that the participants are required to make as described in this section will be made by us (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner); and

•	all redemption requests, to be effective, must

•	be delivered by the representative to the trustee, with a copy to us;

•
if required by the trustee and us, be in the form of the attached redemption request (with appropriate changes mutually agreed to by the trustee and us to reflect the fact that the redemption request is being executed by a representative (including provision for signature guarantees)); and

•
be accompanied by the note that is the subject of the redemption request and, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record interest in the note is held by a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased’s ownership of a beneficial interest in the note must also be delivered.

Sinking Fund

There is no provision for a sinking fund applicable to the notes.

BOOK ENTRY SYSTEM

We have obtained the information in this section concerning The Depository Trust Company (“DTC”) and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the Senior Indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Senior Indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the Senior Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•
all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the notes, except as provided below in “– Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The trustee will not recognize you as a holder under the Senior Indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge notes to nondirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

If the depositary for the notes is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time and in our sole discretion, determine not to have the notes represented by a global note and, in such event, will issue notes in definitive form in exchange for the global note representing the notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by the global note equal in principal amount to its beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations that are integral multiples of $1,000.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which MBIA Inc. or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted on each day from and including the date of its purchase of a note through and including the date of its disposition of such note that either (i) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
Edward D. Jones & Co., L.P. .
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
ABN AMRO Incorporated
Banc One Capital Markets, Inc.
Barclays Bank PLC
Bear, Stearns & Co. Inc.
BNY Capital Markets, Inc.
Fleet Securities, Inc.
J.P. Morgan Securities Inc.
Wells Fargo Brokerage Services, LLC

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to       % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to       % of the principal amount of notes. If all the notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in process.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Some of the underwriters and their affiliates have in the past and may in the future provide us with financial advisory, investment banking and other services.

LEGAL MATTERS

The validity of the notes and certain other related legal matters will be passed upon for us by Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022. Certain legal matters in connection with the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017. Such counsel will rely, as to matters of Connecticut law, upon the opinion of Day, Berry & Howard LLP, One Canterbury Green, Stamford, Connecticut 06901, Connecticut counsel for MBIA.

EXPERTS

The consolidated financial statements included in MBIA’s Annual Report on Form 10-K for the year ended December 31, 2001, as of December 31, 2001 and for each of the three years in the period ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report dated February 1, 2002 included in MBIA’s Annual Report and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The rules of the Securities and Exchange Commission allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus, together the “prospectus”. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and June 30, 2002.

•	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than certain exhibits to those documents. You should direct requests to MBIA Inc., 113 King Street, Armonk, New York 10504, Attention: Ram D. Werthiem, Esq. (Telephone: (914) 273-4545).

APPENDIX A — FORM OF REDEMPTION REQUEST

MBIA INC.

$                                % Senior Notes due 2022 (the “Notes”)

CUSIP NO.

The undersigned, (the “Participant”), does hereby certify, pursuant to the provisions of the certain Senior Indenture dated as of August 1, 1990, as amended, modified or supplemented from time to time (the “Indenture”), between MBIA Inc. (the “Issuer”) and Bank One Trust Company (as successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”), to The Depository Trust Company (the “Depositary”), to the Issuer and to the Trustee that:

1. [Name of deceased Beneficial Owner] is deceased.

2. [Name of deceased Beneficial Owner] had a $ interest in the above-referenced Notes.

3. [Name of Representative] is [Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $                 in principal amount of said Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Notes to which this redemption request relates redeemed.

4. The Participant holds the interest in the Notes with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, losses, costs, expenses (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

IN WITNESS WHEREOF, the undersigned has executed this redemption request as of         , 20    .

[PARTICIPANT NAME]
By:
Name:

Title:

US $400,000,000

MBIA Inc.

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Common Stock

•	By this prospectus, we may offer from time to time up to $400,000,000 of any combination of the securities described in this prospectus.

•
We will provide you with the specific terms of the securities we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

•	We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

•
Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

Prospectus dated April 16, 2002.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through a supplement to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

iii

MBIA INC.

We are engaged in providing financial guarantee insurance and investment management and financial services to public finance clients and financial institutions on a global basis. Financial guarantee insurance provides an unconditional and irrevocable guarantee of the payment of the principal of, and interest or other amounts owing on, insured obligations when due. We conduct our financial guarantee business through our wholly-owned subsidiary, MBIA Insurance Corporation, which we also refer to as “MBIA Corp.” MBIA Corp. is the successor to the business of the Municipal Bond Insurance Association, which began writing financial guarantees for municipal bonds in 1974. MBIA Corp. is the parent of MBIA Insurance Corp. of Illinois, which we also refer to as “MBIA Illinois”, and Capital Markets Insurance Corporation, which we also refer to as “CapMAC”, both financial guarantee companies that we acquired. MBIA Corp. also owns MBIA Assurance S.A., a French insurance company, which writes financial guarantee insurance in the countries of the European Community. Generally, throughout the text, references to MBIA Corp. include the activities of its subsidiaries, MBIA Illinois, MBIA Assurance S.A. and CapMAC.

MBIA Corp. has a Triple-A claims-paying rating from Standard and Poor’s Ratings Services, which it received in 1974; from Moody’s Investors Service, Inc., which it received in 1984; from FitchRatings, Duff & Phelps, which it received in 1995; and from Rating and Investment Information, Inc., which it received in 1998. Obligations which are guaranteed by MBIA Corp. are rated Triple-A primarily based on these claims-paying ratings of MBIA Corp. Both Standard and Poor’s and Moody’s have also continued the Triple-A rating on guaranteed bond issues of MBIA Illinois and CapMAC. The Triple-A ratings are important to the operation of our business and any reduction in these ratings could have a material adverse effect on MBIA Corp.’s ability to compete and could have a material adverse effect on our business, operations and financial results.

MBIA Corp. primarily insures obligations which are sold in the new issue and secondary markets, or which are held in unit investment trusts and by mutual funds. It also provides financial guarantees for debt service reserve funds. As a result of triple-A ratings assigned to insured obligations, the principal economic value of financial guarantee insurance to the entity issuing the obligations is the savings in interest costs between an insured obligation and the same obligation on an uninsured basis. In addition, for complex financings and for obligations of issuers that are not well-known by investors, insured obligations receive greater market acceptance than uninsured obligations.

MBIA Corp. issues financial guarantees for municipal bonds, asset-backed and mortgage-backed securities, investor-owned utilities bonds, bonds issued by highly rated sovereign and sub-sovereign entities and collateralized obligations of corporations and financial institutions, both in the new issue and secondary markets. The municipal obligations that MBIA Corp. insures include tax-exempt and taxable indebtedness of states, counties, cities, utility districts and other political subdivisions, as well as airports, higher education and health care facilities and similar authorities. The asset-backed or structured finance obligations insured by MBIA Corp. typically consist of securities that are payable from or which are tied to the performance of a specified pool of assets that have a defined cash flow. These include residential and commercial mortgages, a variety of consumer loans, corporate loans and bonds and equipment and real property leases.

We also provide investment management products and financial services through a group of subsidiary companies. These services include cash management, the issuance of municipal investment agreements, discretionary asset management, purchase and administrative services, and municipal revenue enhancement services. MBIA Municipal Investors Service Corporation, which we also refer to as “MBIA-MISC,” provides cash management services and investment placement services to local governments and school districts, and other institutional clients, providing those clients with fund administration services. MBIA Investment Management Corp., which we also refer to as “IMC,” offers guaranteed investment agreements primarily for bond proceeds to states and municipalities.

MBIA Capital Management Corp. performs investment management services for our and MBIA Corp.’s portfolios, for MBIA-MISC, IMC and selected external clients. In 1998, we acquired 1838 Investment Advisors, LLC, which we also refer to as “1838”, an investment advisor to equity mutual funds and third party clients.

MBIA MuniServices Company provides revenue enhancement services and products, including discovery, audit, collections/recovery, enforcement and information services, to state and local governments. We continue to own a majority interest in Capital Asset Holdings GP and some of its affiliated entities, which we collectively refer to as “Capital Asset.” Capital Asset was in the business of acquiring and servicing tax liens. We became a majority owner of Capital Asset in December, 1998 when we acquired the interest of Capital Asset’s founder. In 1999, we announced that we were exiting the tax lien business. Capital Asset’s primary activity today is servicing the three securitizations of tax liens that are insured by MBIA Corp.

Our principal executive offices are located at 113 King Street, Armonk, New York 10504. The telephone number is (914) 273-4545.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus to provide additional capital for our future needs and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent consolidated earnings before income taxes and fixed charges. Fixed charges consist of interest and that portion of rental expense deemed representative of the interest factor for such rental expense, and amortization of debt discount and expense. We had no capitalized interest for the periods presented.

	Year Ended December 31
	1997	1998	1999	2000	2001
					(unaudited)

Ratio of earnings to fixed charges(1)	14.1	13.1	7.9	14.0	14.8

(1)	Fixed charges do not include the amount of fixed charges associated with obligations insured by MBIA Corp. All data is adjusted to reflect the mergers with CapMAC and 1838.

DESCRIPTION OF DEBT SECURITIES

We will issue the senior debt securities in one or more series under an indenture, which we refer to as the “senior indenture”, dated as of August 1, 1990, as supplemented from time to time between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago). We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the “subordinated indenture,” between us and a trustee to be named in the applicable prospectus supplement. Copies of the senior indenture and the form of the subordinated indenture are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the senior indenture and the subordinated indenture.

The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not the summary, which define your rights as debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt securities.

General

Our debt securities will be direct and unsecured obligations. Our senior debt securities will be unsecured and will rank on a parity with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the subordinated indenture. As a holding company with no significant business operations of our own, most of our operating assets are owned by our subsidiaries, and we rely primarily on dividends from those subsidiaries to meet our obligations for payment of principal of and premium, if any, and interest on our outstanding debt obligations. Accordingly, the debt securities will be effectively subordinated to all of the existing and future liabilities of our subsidiaries. In addition, the payment of dividends by our insurance company subsidiary, MBIA Corp., is limited under the applicable insurance laws and regulations of the State of New York.

The indentures do not limit the aggregate amount of debt securities that we may issue. Unless we state otherwise in the applicable prospectus supplement, the indentures, as they apply to any series of debt securities, do not limit us from incurring or issuing other secured or unsecured debt, whether under either of the indentures or any other indenture that we may enter into in the future or otherwise.

We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture, or through a resolution of our board of directors or a committee of our board of directors.

The applicable prospectus supplement or prospectus supplements will describe the following terms of the debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•
the rate or rates, if any, at which the debt securities shall bear interest, the dates on which interest will be payable, our right, if any, to defer or extend an interest payment date, or the method of determining any of these;

•	the place or places where, subject to the terms of the indenture, the principal of and premium, if any, and interest on the debt securities will be payable;

•	redemption or early payment provisions;

•	sinking fund, amortization or similar provisions;

•	authorized denominations if other than denominations of $1,000 and any integral multiple of $1,000;

•
if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities is payable, or in which the debt securities are denominated;

•	any additions, modifications or deletions, in the events of default or covenants of MBIA specified in the indenture relating to the debt securities;

•	if other than the principal amount of the debt securities, the portion of the principal amount of debt securities that is payable upon declaration of acceleration of the maturity;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts;

•	whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities, as described below under “—Global Debt Securities;”

•	appointment of any paying agent, transfer agent or registrars;

•	the terms and conditions of any obligation or right of MBIA to convert or exchange the subordinated debt securities into other securities or at your option;

•	in the case of the subordinated indenture, any provisions regarding subordination; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures.

(Section 2.3).

We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe the United States federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units or the principal of, or premium or interest, if any, on, any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of debt securities and the foreign currency or currency units in the applicable prospectus supplement.

If we use any index to determine the amoun t of payments of principal, premium or interest, if any, on any series of debt securities, we will also describe the special federal income tax, accounting and other considerations applicable to the debt securities in the applicable prospectus supplement.

Denominations, Registration, Payment and Transfer

We expect to issue most debt securities only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount.

You may present debt securities for exchange as provided above, or for registration of transfer, at the office of the registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes and other governmental charges as described in the indenture. We will appoint the trustees as registrars under the indentures. We may at any time rescind the designation of any such transfer agent or paying agent or approve a change in the location through which any such transfer agent or paying agent acts. We may at any time designate additional transfer agents or paying agents.

Neither us nor the trustees will be required to exchange or register a transfer of:

•	any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for such series to be redeemed or

•	any debt securities selected, called or being called for redemption;

except, in the case of any debt security to be redeemed in part, any portion not to be redeemed.

Unless we state otherwise in an applicable prospectus supplement, we will make payments of principal of, and premium, if any, and interest, if any, on debt securities at the office of the trustee for these debt securities in the City of New York or at the office of the paying agent or paying agents as we may designate from time to time in an applicable prospectus supplement. Unless we state otherwise in an applicable prospectus supplement, we will make payments of any interest on debt securities to the person in whose name the debt security is registered at the close of business on any record date for such interest, except in the case of defaulted interest.

Global Debt Securities

We may issue all or any part of the debt securities in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. We will identify the depositary holding the global debt securities in the applicable prospectus supplement relating to the offering. We will issue global securities only in fully registered form and in either temporary or permanent form. Unless it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except:

•	by the depositary to its nominee, or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.

We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

If we issue a global debt security, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons that have accounts with it. The accounts will be designated by the dealers, underwriters or agents for the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to persons that have accounts with the applicable depositary, who we refer to in this prospectus as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee for interests of participants and the records of participants for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, you:

•	will not be entitled to have any of the individual debt securities represented by the global security registered in your name,

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and

•	will not be considered the owner or holder of the debt securities under the indenture.

We will make principal, premium, and interest payments on global securities to the depositary or its nominee supervising or reviewing any records relating to such beneficial ownership interests. The depositary for the global securitieswill be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest, immediately will credit participants’ accounts with payments with amounts in proportion to their respective beneficial interest in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you as an owner of beneficial interest in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. These payments will be the responsibility of such participants.

Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of such series in exchange for the global debt security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of such series represented by one or more global debt securities. If that occurs, we will issue individual debt securities of such series in exchange for the global security.

Further, you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global security subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of $1,000 and any integral multiples of $1,000.

Covenants of MBIA Inc.

Limitations on Liens.    The senior indenture provides that as long as senior debt securities are outstanding, we will not and we will not permit any of our subsidiaries to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for borrowed money which is secured by a mortgage of any nature on any of the present or future capital stock of any restricted subsidiary unless the senior debt securities then outstanding are secured equally and ratably with, or prior to, this other secured debt so long as it is outstanding. (Section 3.6)

When we use the term “mortgage”, we mean any mortgage, pledge, lien, security interest or other encumbrance.

When we use the term “restricted subsidiary”, we mean MBIA Corp. and any successor to all or substantially all of its business, provided that it is a subsidiary. (Section 3.6)

Limitations on Disposition of Stock of Restricted Subsidiaries.    Under the senior and subordinated indentures, so long as debt securities are outstanding, we will not, and will not permit any subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of any restricted subsidiary except for:

•	a sale, transfer or other disposition of any capital stock of any restricted subsidiary to one of our wholly owned subsidiaries;

•	a sale, transfer or other disposition of the entire capital stock of any restricted subsidiary for at least fair value, as determined by our board of directors acting in good faith; or

•
a sale, transfer or other disposition of the capital stock of any restricted subsidiary for at least fair value, as determined by our board of directors acting in good faith if, following this transaction, we and our subsidiaries would still own more than 80% of the issued and outstanding voting stock of the restricted subsidiary.

(Section 3.7 of the senior indenture; Section 3.6 of the subordinated indenture)

Consolidation, Merger, Sale or Conveyance

Under the senior indenture and the subordinated indenture, so long as debt securities are outstanding, we will not consolidate with or merge with or into any other corporation or convey, transfer or lease our properties or assets as an entirety or substantially as an entirety to any person, unless:

•	the successor or purchaser is a corporation organized and existing under the laws of the United States of America, any state of the United States of America or the District of Columbia;

•
the successor or purchaser expressly assumes, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities and the performance and observance by us of every covenant and condition under the indenture; and

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

(Section 9.1)

Events of Default

Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

•	default for 30 days in the payment of any interest when due;

•	default in the payment of principal when due and payable either at maturity, upon any redemption, by declaration or otherwise;

•	default for 60 days in the performance of any covenant or warranty in the indenture;

•
events of default with respect to our indebtedness, other than our debt securities or non-recourse obligations, in an aggregate principal amount in excess of $10,000,000 which consist of the failure to make any payment at maturity or result in the acceleration of the maturity of our indebtedness;

•	our bankruptcy, insolvency, or reorganization; or

•
any other event of default provided in the supplemental indenture or resolution of our board of directors under which a series of debt securities is issued or in the form of debt security for the series.

(Section 5.1)

We are required to file with the trustee annually a written statement as to the fulfillment of our obligations under the indenture. (Section 3.5)

Each indenture provides that the trustee may withhold notice to you of any default, except in respect of payment of principal of or premium, if any, or interest on the debt securities, if it considers it in your interest to do so. (Section 5.11)

Each indenture provides that:

•
if an event of default described in either of the first two bullet points in the third preceding paragraph occurs, either the trustee or the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal and interest accrued, if any, to be due and payable immediately; and

•
if an event of default described in the third, fourth or fifth bullet points in the third preceding paragraph occurs, either the trustee or the holders of 25% in aggregate principal amount of all debt securities, or in the case of an event of default described in the third bullet point, all series affected by the event of default, then outstanding may declare the principal of all debt securities, in the case of the third such bullet point, limited to all series affected, then outstanding and any premium or interest accrued, to be due and payable immediately.

Upon specified conditions, the declaration by the holders of debt securities of any series may be annulled and past defaults which have been cured may be waived:

•
in the case of the first or second bullet points, the holders of a majority in aggregate principal amount of debt securities of the series, by each such series voting as a separate class, then outstanding, and

•
in the case of the third, fourth and fifth such bullet points, by the holders of a majority in aggregate principal amount of the debt securities of all series, in the case of the third such bullet point, limited to all series affected by such default, then outstanding, voting as a single class.

(Section 5.1)

Prior to a declaration of acceleration of maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of each series voting separately or all series voting as a single class, depending on the nature of the event of default, may waive any event of default, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the debt securities of such series or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of the series affected.

(Section 5.10)

Subject to the provisions of each indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the relative indenture at your request, order or direction, unless you have offered the trustee reasonable indemnity. (Section 6.2) Subject to the provision for indemnification, the holders of a majority in aggregate principal amount of the debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Section 5.9)

Defeasance and Covenant Defeasance

Unless we state otherwise in the applicable prospectus supplement, each indenture provides that, subject to some conditions, we may elect either:

•	to be discharged from our obligations with respect to the debt securities, or

•
to be released from our obligations with respect to the debt securities under Sections 3.6 and 3.7 of the indenture, being the sections of the indenture captioned “Limitations on Liens” and “Limitations on Disposition of Stock of Restricted Subsidiaries,”

upon the deposit with the trustee, or another qualifying trustee, irrevocably in trust for such purpose, of money and/or United States government obligations in an amount which, in the opinion of a nationally recognized firm of independent public accountants delivered to the trustee, would be sufficient to pay the principal of and premium, if any, and interest on the debt securities on the scheduled due dates. (Sections 13.1 through 13.4)

We refer to the discharge described in the first bullet point in the second preceding paragraph as “defeasance” and to the release described in the second bullet point in the second preceding paragraph as “covenant defeasance.”

Each indenture provides that, to effect defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that defeasance or covenant defeasance, as the case may be, will not cause you to recognize income, gain or loss for federal income tax purposes. In addition, in the case of defeasance, the opinion of counsel must state that a private letter ruling or a revenue ruling to the same effect has been issued by the United States Internal Revenue Service or state that since the date of the indenture there has been a change in the applicable federal income tax law to the same effect. (Sections 13.3 and 13.4)

The subordinated indenture will not be discharged as described above, if we have defaulted in the payment of principal of, or premium, if any, or interest on any senior debt and that default is continuing or another event of default on the senior debt then exists the senior debt and has resulted in the senior debt becoming or being declared due and payable prior to the date it would have become due and payable.

Modification and Waiver

Each indenture provides that we may enter into a supplemental indenture or indentures to add to, change or eliminate any of the provisions of the indenture or of any supplemental indentures or to modify your rights if approved in writing signed by the holders of not less than a majority in aggregate principal amount of all outstanding debt securities so affected, voting as one class; provided that the consent of each holder of debt securities so affected is required for any modification or alteration which:

•
extends the final maturity of any debt securities, or reduces their principal amount, or reduces the rate or extends the time of payment of interest, or reduces any amount payable upon their redemption or impairs or affects your right to institute suit for payment;

•	reduces the percentage in aggregate principal amount of holders whose consents are required for any supplemental indenture; or

•	modifies any subordination provision of any series in a manner adverse to the holders of these debt securities.

(Section 8.2)

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series, including the debt securities, voting as one class may waive compliance by us with some covenants contained in each indenture. (Section 3.9)

Subordination Under the Subordinated Indenture

In the subordinated indenture, we have agreed that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of the senior debt will first be entitled to receive payment in full of principal of, and premium, if any, and interest, if any, on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of, and premium, if any, or interest, if any, on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment upon the principal of, or premium, if any, or interest, if any, on the subordinated debt securities.

For the purpose of the subordinated indenture senior debt means the principal of, and premium, if any, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding, on debt, as defined below, whether incurred on, before or after the date of the subordinated indenture, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that these obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equal in right of payment with, or is subordinated to, the subordinated debt securities.

However, senior debt does not include:

•	any of our debt which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy code was without recourse to us;

•	debt to any of our subsidiaries;

•	debt to any of our employees;

•	any liability for taxes;

•	indebtedness or monetary obligations for taxes; and

•	indebtedness or monetary obligations to trade creditors or assumed by us or any of our subsidiaries in the ordinary course of business for obtaining of materials or services.

As used in the preceding paragraph, the term debt means with respect to any person, whether recourse is to all or a portion of the assets of this person and whether or not contingent:

•	every obligation for money borrowed;

•	every obligation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities issued for its account;

•	every obligation issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation; and

•
every obligation of the type referred to in the four preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have guaranteed or we are responsible or liable for, directly or indirectly, as obligor or otherwise.

The subordinated indenture places no limitation on the amount of additional senior debt that we may incur. We may from time to time incur additional indebtedness constituting senior debt.

The subordinated indenture provides that we may change the subordination provisions, relating to any particular issue of subordinated debt securities, prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Conversion or Exchange

We may convert or exchange the subordinated debt securities of any series into our common stock or other securities. We will state the specific terms and conditions on which we may convert or exchange the subordinated debt securities of any series in the applicable prospectus supplement. These terms may include the conversion or exchange price, provisions for conversion or exchange, either mandatory, at your option, or at our option, and provisions under which the number of shares of our common stock or other securities you will receive, would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Concerning the Trustee

The senior indenture trustee, Bank One Trust Company, N.A., performs services for us in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material features of our capital stock. The summary is not complete and is qualified in its entirety by all of the provisions of our restated certificate of incorporation and our by-laws. Those documents are incorporated by reference as exhibits to the registration statement that includes this prospectus, and we encourage you to read them.

Our authorized capital stock consists of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $1.00 per share. At the date of this prospectus no shares of preferred stock are outstanding. We do not currently have outstanding, and our restated certificate of incorporation does not authorize, any other classes of capital stock.

Common Stock

The holders of shares of our common stock have no preemptive, redemption or conversion rights. Subject to the preferential rights of any holders of any outstanding series of our preferred stock, each holder of common stock is entitled to receive dividends, if declared by our board of directors, out of funds that we can legally use to pay dividends. In the event of our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share proportionately in the distribution of all of our assets remaining after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled. Each holder of common stock is entitled to one vote per share registered in that holder’s name on our books on all matters submitted to a vote of stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “MBI.” The transfer agent for our common stock is ChaseMellon Shareholder Services, L.L.C.

We will describe in the applicable prospectus supplement relating to an offering of common stock, terms relevant to the offering, including the number of shares offered, the initial offering price, market price and dividend information.

Preferred Stock

We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to that series. Our board of directors or a duly authorized committee of our board of directors will adopt a certificate of amendment fixing the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the preferred stock of each series. We will also describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock, in the prospectus supplement relating to that series of preferred stock. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the applicable prospectus supplement. The description of the terms of a particular series of preferred stock that we will set forth in the applicable prospectus supplement will not be complete and will be qualified in its entirety by reference to the certificate of amendment relating to that series.

Provisions of Our Restated Certificate of Incorporation

Our restated certificate of incorporation requires the approval of at least 80% of the outstanding shares of common stock for the amendment of the provisions which describe the factors our board of directors may consider in evaluating proposed mergers, sales and other corporate transactions. Further, as an insurance holding company, we are subject to state insurance regulations that require prior approval of a change of control. For more information on these regulations, see “Business—Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus and in the registration statement that contains this prospectus. These provisions and regulations may discourage attempts to obtain our control.

In our restated certificate of incorporation we have elected not to be subject to the provisions of Sections 33-374a through 33-374c of the Connecticut Stock Corporation Act (now Sections 33-840 through 33-842 of the Connecticut Business Corporation Act), which would have imposed stricter requirements for approval of some mergers, liquidations and other business transactions in which we may be involved.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus:

•	to one or more underwriters for public offering and sale by them,

•	through agents or dealers, or

•	to investors directly.

We will name any agent or dealer involved in an offer and sale of the securities in the applicable prospectus supplement. If we sell the securities through an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time we reach an agreement for such sale, and the applicable prospectus supplement used by the underwriters to make resales of the securities will set forth:

•	the names of the managing underwriter or underwriters and of any other underwriters,

•	the respective amounts underwritten, and

•	the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any.

Moreover, unless we state otherwise in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

We may offer and sell the securities described in this prospectus:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to market prices prevailing at the time of sale, or

•	at negotiated prices.

We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions described in any prospectus supplement.

In connection with sales of the securities described in this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers for whom they may act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

We will describe in the applicable prospectus supplement, any underwriting compensation we may pay to underwriters or agents in connection with the offering of the securities described in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in distributions of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they may receive and any profit they may realize on resales of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

If a dealer participates in the sale of the securities described in this prospectus, we will sell the securities to such dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will state the name of the dealer and the terms of the transaction in the prospectus supplement relating to that particular offering.

We may solicit directly offers to purchase the securities and we may make sales of the securities directly to institutional investors or others, who may be deemed to be underwriters under the Securities Act with respect to any resale of the securities. We will state the terms of any direct offers and sales in the applicable prospectus supplements.

We may or may not list the securities described in this prospectus on a national securities exchange or a foreign securities exchange. Some series of the securities will be new issues and will not have established trading markets. We cannot give any assurances that there will be a market for any of the securities.

Agents, underwriters and dealers may be our customers, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, legality of the securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York, and for any underwriters of agents by counsel to be named in the applicable prospectus supplement. Such counsel may rely, as to matters of Connecticut law, upon the opinion of Day, Berry & Howard LLP, One Canterbury Green, Stamford, Connecticut 06901, Connecticut counsel for MBIA Inc.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on  Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission. The Registration Statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information about MBIA Inc. In addition, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room in Washington, D.C. and at the Commission’s regional office in Chicago, Illinois. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site’s address is www.sec.gov.

INCORPORATION BY REFERENCE

The rules of the Securities and Exchange Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2000.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

•	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than certain exhibits to those documents. You should direct requests to MBIA Inc., 113 King Street, Armonk, New York 10504, Attention: Ram D. Werthiem, Esq. (Telephone: (914) 273-4545).

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by MBIA Inc., or any underwriter, agent or dealer. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of MBIA Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$

MBIA Inc.

% Senior Notes
due 2022

Goldman, Sachs & Co.

Edward D. Jones & Co., L.P.

Merrill Lynch & Co.

Banc of America Securities LLC

ABN AMRO Incorporated

Banc One Capital Markets, Inc.

Barclays Capital

Bear, Stearns & Co. Inc.

BNY Capital Markets, Inc.

Fleet Securities, Inc.

JPMorgan

Wells Fargo Brokerage Services, LLC